AMERICAN CENTURY
                            BENHAM EUROPEAN BOND FUND
                           AVERAGE ANNUAL TOTAL RETURN
                                    12/31/96

                              Formula: T=(ERV/P)^1/N -1

P    =    A hypothetical initial payment of $1,000
ERV  =    Ending redeemable value of a hypothetical $1,000 payment made at the beginning of the period
N    =    Number of years
T    =    Average annual total return

                              P              ERV              N             T
                       ---------------------------------------------------------

One Year                 $1,000.00       $1,063.80            1.000000    6.38%

Five Year                $1,000.00                            5.000000     N/A

Ten Year                 $1,000.00                           10.000000     N/A

Inception *              $1,000.00       $1,608.20           4.9801506   10.01%

TR = Total return for period           TR=(ERV/P)-1      60.82%

*Date of Inception: 1/7/92 inception date corresponds with the management company's implementation of its current investment philosophy and practices.


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                                AMERICAN CENTURY
                      BENHAM EUROPEAN GOVERNMENT BOND FUND
                                YIELD CALCULATION
                                    12/31/96

                       Formula: YIELD = 2[(A-B/C*D+1)^6-1]

      A  = Investment income earned during the period

      B  = Expenses accrued for the period (net of reimbursements)

      C = The average daily number of shares outstanding during the period that were entitled to receive dividends

      D  = The per share price on the last day of the period



             A    =              $1,194,076.94
             B    =                $164,066.13
             C    =              21,093,687.975
             D    =                     $11.68

        Yield     =                       5.07%